EXPLANATORY NOTE: [*] INDICATES THE PORTION OF THIS EXHIBIT THAT HAS BEEN OMITTED AND SEPARATELY FILED WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.

Exhibit 10.24

SERVICES AGREEMENT

This SERVICES AGREEMENT (this “Agreement”) is made and entered into as of December 19,2014, by and between TEREX CORPORATION, a Delaware corporation (“Terex”), and A.S.V., INC. a Minnesota corporation (“A.S.V.”). Terex and A.S.V. are each referred to individually as “Party” and collectively as the “Parties.” Capitalized terms not otherwise defined herein are used as defined in Section 9.

BACKGROUND

WHEREAS, pursuant to that certain Stock Purchase Agreement, dated as of October 29, 2014, by and between Terex, Manitex International, Inc. (“Manitex”) and A.S.V. (the “Purchase Agreement”), Manitex has acquired on the date hereof 51% of the outstanding stock of A.S.V. (the “Acquisition”) from Terex (the “Acquisition”).

WHEREAS, in connection with the Acquisition, and subject to the terms and conditions of this Agreement, A.S.V. desires to obtain from Terex and its Affiliates, and Terex is willing to provide, and cause its Affiliates to provide, certain services and support for A.S.V. and in relation to the Business (as defined in the Stock Purchase Agreement).

NOW, THEREFORE, in consideration of the mutual covenants herein and for good and valuable consideration, receipt of which is hereby acknowledged, the Parties agree as follows.

AGREEMENT

1. Service Provider’s Obligations.

1.1 Services Generally. Subject to the terms and conditions of this Agreement, during the applicable term set forth in the applicable Service Schedule, Terex or its Affiliates as a Service Provider will provide the Services to A.S.V. as the Service Recipient. The Services shall be of a scope and delivered in a manner consistent with past practice of the Service Provider on an internal or, where applicable, intra-company basis. Without limitation, the Services listed on a Service Schedule include the specific activities, tasks, and responsibilities that have been provided by that party internally on a customary and regular basis prior to the Closing Date for the proper performance of the Services, even if not specified on a Service Schedule.

1.2 Subcontracting. The Service Recipient understands that before and after the Closing Date, the Service Provider may have contracted, and may in the future contract, with third parties to provide services in connection with all or any portion of the Services to be provided under this Agreement. Upon notice to the Service Recipient, the Service Provider may contract with third parties to provide the Services or to enter into new arrangements for any of the Services; provided that notwithstanding anything in the foregoing to the contrary (i) third parties must be bound by confidentiality terms with respect to the Service Recipient’s confidential and nonpublic information that are no less restrictive than Section 5.1, (ii) the Service Provider shall remain fully responsible for the performance of the Services in accordance with this Agreement and (iii) the Service Provider shall make commercially reasonable efforts to cause the third party service provider to enter into a direct contractual relationship with the Service Recipient for the provision of the relevant Services, on such terms and conditions as reasonably agreed upon by the Service Recipient, in which case Service Provider shall no longer be obligated to deliver such services under the Agreement.

1.3 Certain Limitations. Unless expressly provided herein and/or in any Service Schedule, the Service Provider is not required to hire any additional employees or maintain the employment of any specific employee, modify any existing systems, equipment or software or acquire additional systems, equipment or software.

1.4 Compliance with Laws. The Service Provider shall provide the Services in accordance in all material respects with all applicable Laws. The Service Provider shall not be obligated to provide, or cause to be provided, any Service if the provision of such Service would require it or any of its employees, agents or representatives to violate any applicable Law.

1.5 Service Data. The Service Recipient is responsible, from and after the date of this Agreement, for (i) the accuracy and completeness of all data submitted by the Service Recipient to the Service Provider for processing or transmission in connection with the Services, and (ii) any errors in and with respect to data or information obtained from the Service Provider to the extent caused by inaccurate or incomplete data submitted by the Service Recipient.

1.6 Additional Services. Should a Party, in its reasonable judgment, after the Closing Date identify a particular service that had been provided prior to the Closing Date and that should be provided under this Agreement, then that Party may, at any time after the Closing Date, request that such transitional service be provided under this Agreement. Following that request, the Parties shall negotiate in good faith with respect to any such requested additional services (each such mutually agreed additional service, a “Subsequently Identified Additional Service”). The parties shall amend the existing Service Schedules for any such requested additional services that Service Recipient and Service Provider mutually agree to add to the Service Schedule.

1.7 Treatment of Employees. All employees and representatives of a Service Provider are considered, for purposes of all compensation and employee benefits matters to be employees or representatives of that Service Provider, as applicable, and not employees or representatives of the Service Recipient.

1.8 Mandatory Changes. If a change in the Services is required by applicable Law, then the Service Recipient may, by written notice, require the Service Provider to commence to provide such change in the Services to the extent required by applicable Law. The Service Recipient shall pay the Service Provider for the Services performed as changed or as ultimately agreed to in writing by the Parties.

1.9 Audit Rights. Each Party shall cooperate with the other in connection with any financial audits the Service Recipient may conduct, including by providing access for the Service Recipient, its auditors, and designees to the Service Provider and its Affiliates computer systems and records.

2. Service Recipient’s Obligations.

2.1 Compliance with Laws and Policies. Each Party agrees to comply with all applicable laws in the provision of the Services. The Service Recipient agrees to (i) comply with any policies and reasonable instructions provided by the Service Provider that are necessary or desirable for the Service Provider to provide the Services in accordance with this Agreement, and (ii) make available to the Service Provider the books and records of Service Recipient solely to the extent necessary for the Service Provider to perform its obligations under this Agreement.

2.2 Cooperation. In order to enable the Service Provider to provide the Services, the Service Recipient will provide the Service Provider with cooperation and assistance as the Service Provider reasonably requests as required to facilitate provision of the Services.

2.3 Non-Exclusive. Nothing in this Agreement will preclude a Party from obtaining from its own employees or from providers other than the other Party, in whole or in part, services of any nature.

3. Compensation.

3.1 Compensation of Service Provider. As compensation for the Services provided under the terms of this Agreement, each Party, as the Service Recipient, shall pay the Service Provider a fee equal to the fees set forth on the applicable Schedule.

3.2 Invoice. Services shall be invoiced by the Service Provider on a monthly basis. On or prior to the 15th day of each month, the Service Provider shall provide the Service Recipient with an invoice setting forth the estimated Costs that the Service Provider has incurred for the prior month. Any differences between the invoiced estimated Costs and the actual Costs incurred by the Service Provider shall be reflected in the invoice of the following month.

3.3 Disputes. The Service Recipient shall be entitled to dispute, in good faith and in writing, any invoice. Any such notice of dispute shall provide reasonable detail for the basis of disputing any such amount. The Service Provider and the Service Recipient shall, within five business days following the receipt of such dispute in writing, discuss such disputes. Notwithstanding the foregoing, the Service Provider shall provide the Service Recipient with an invoice setting forth the estimated amounts required for payroll related to the payroll services provided on Schedule 1 five business days prior to the funding of such payroll amounts and the Service Recipient shall fund the respective account(s) from which payroll is made with the invoiced amount not later than two (2) business days prior to the pay date for such payroll.

3.4 Payment. Service Recipient shall pay the fees then payable under this Section 3 within 30 days following the date of the receipt of each invoice, except for the portions of any invoices that are disputed in good faith by the Service Recipient pursuant to Section 3.3 may be withheld pending resolution of such dispute; provided that the Service Recipient shall be diligently pursuing resolution of the dispute. To the extent any such dispute is determined in favor of a Service Provider, Service Recipient shall pay to such Service Provider promptly (and in any event within 3 days of such determination) the disputed amount together with interest thereon from the date of such invoice through the date of payment at a rate of 1% per month. Payment shall be made by Service Recipient in the form of a bank draft, wire transfer or other form of payment as may be determined by mutual agreement of the Parties.

3.5 Currency. All prices will be calculated and paid in local currencies or any other currency agreed to from time to time by the Parties.

3.6 Taxes. The fees and charges of Service Provider under this Agreement do not include any taxes, including, without limitation, any VAT or sales taxes (“Taxes”). Service Recipient is responsible for payment of all Taxes, other than Taxes based on Service Provider’s net income.

3.7 Expenses. Except as otherwise expressly provided in this Agreement, each Party will bear its own costs and expenses incurred in the performance of this Agreement (it being understood that expenses shall not include expenses for the provision of services that are payable under this Agreement).

4. [Reserved].

5. Confidentiality.

5.1 Confidentiality Obligations. During the term of this Agreement, a Party (“Recipient”) may be provided with, have access to, or otherwise learn confidential and/or proprietary information of another Party (“Discloser”) (including, with respect to Discloser, certain information and materials concerning Discloser’s business, plans, customers, technology, and products) that is of substantial value to Discloser, which is identified as confidential at the time of disclosure or which should reasonably be considered, under the circumstances of its disclosure, to be confidential to Discloser (“Confidential Information”). All Confidential Information remains the property of Discloser. Recipient may disclose the Confidential Information of Discloser only to Recipient’s employees and contractors who need to know the Confidential Information for purposes of performing under this Agreement and who are bound by confidentiality obligations that are at least as protective as this Section 5. Recipient will not use the Confidential Information without Discloser’s prior written consent except in performance under this Agreement. Recipient shall take measures to maintain the confidentiality of the Confidential Information equivalent to those measures Recipient uses to maintain the confidentiality of its own confidential information of like importance but in no event less than reasonable measures. Recipient shall give prompt notice to Discloser of any unauthorized use or disclosure of the Confidential Information that comes to the attention of the Recipient and agrees to assist Discloser in remedying such unauthorized use or disclosure. Upon termination or expiration of this Agreement, Recipient shall return to Discloser all tangible copies of Confidential Information of Discloser in Recipient’s possession or control and shall erase from their computer systems all electronic copies thereof.

5.2 Exceptions. The confidentiality obligations do not extend to Confidential Information which (i) becomes part of the public domain without the fault of Recipient; (ii) is rightfully obtained by Recipient from a third party who Recipient reasonably believes has the right to transfer such information without obligation of confidentiality; (iii) is independently developed by Recipient without reference to or use of Discloser’s Confidential Information; or (iv) was lawfully in the possession of Recipient at the time of disclosure, without restriction on disclosure. In addition, Recipient may disclose Confidential Information of Discloser as may be required by law, a court order, or a governmental agency with jurisdiction, on condition that before making that disclosure Recipient first notifies Discloser to give Discloser an opportunity to seek confidential treatment or seek a protective order or otherwise limit the disclosure, and cooperates with Discloser if Discloser as reasonably requested. If any portion of the Confidential Information falls within any of the above exceptions, the exception will apply only to that specific portion and the remainder of Discloser’s Confidential Information will continue to be subject to the confidentiality requirements of this Agreement.

5.3 Access to Computer Systems. If a Party is given access to any equipment, computer, software, network, electronic files, or electronic data storage system owned or controlled by the other Party, such accessing Party will limit such access and use solely to provide or receive Services under this Agreement and shall not access or attempt to access any equipment, computer, software, network, electronic files, or electronic data storage system, other than those specifically required to provide or receive the Services. Each Party will limit its access to those employees with a requirement to have that access in connection with this Agreement, will advise the other Party in writing of the name of each person who will be granted access if requested to do so, and will strictly follow all security rules and procedures for use of electronic resources. All user identification numbers and passwords disclosed to a Party and any Confidential Information obtained by a Party as a result of their access to and use of any equipment, computers, software, networks, clean-rooms electronic files, and electronic data storage systems owned or controlled by the other Party, is deemed to be, and will be treated as, Confidential Information under applicable provisions of this Agreement. The Parties agree to cooperate in the investigation of any apparent unauthorized access to any equipment, computer, software, network, clean-room, electronic file, or electronic data storage systems owned or controlled by the other Party, or any apparent unauthorized release of Confidential Information.

5.4 Injunctive Relief. The Parties hereto acknowledge and agree that a Party would suffer irreparable harm for which monetary damages would be an inadequate remedy if there were a breach by the other Party of its obligations under this Section 5. The Parties hereto further acknowledge and agree that equitable relief, including injunctive relief, is appropriate to protect a Party’s rights and interests if a breach were to arise, be threatened, or be asserted, and such Party is entitled to the entry of an order for immediate injunctive relief.

6. Limitations of Liability.

6.1 Consequential Damages Waiver. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY LOSS OF PROFIT, INDIRECT, INCIDENTAL, SPECIAL, PUNITIVE, OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR RELATING TO THIS AGREEMENT.

6.2 Limitation of Liability. Each Party’s liability under this Agreement (for its own conduct and the conduct of its Subsidiary(ies) in performing the Services) shall be limited to willful misconduct or gross negligence of such Party and its Subsidiaries.

6.3 Basis of the Bargain. EACH PARTY ACKNOWLEDGES THAT THE MUTUAL LIMITATIONS OF LIABILITY CONTAINED IN THIS SECTION 6 REFLECT THE ALLOCATION OF RISK SET FORTH IN THIS AGREEMENT AND THAT NO PARTY WOULD ENTER INTO THIS AGREEMENT WITHOUT THESE LIMITATIONS ON LIABILITY.

7. Disclaimer. OTHER THAN AS EXPRESSLY SET FORTH IN THIS AGREEMENT OR A SERVICE SCHEDULE, THE SERVICES, AND ALL OTHER FACILITIES, EQUIPMENT, SOFTWARE, AND SERVICES PROVIDED UNDER THIS AGREEMENT ARE PROVIDED “AS IS” AND THE SERVICE PROVIDER MAKES NO OTHER REPRESENTATIONS OR WARRANTIES UNDER THIS AGREEMENT, AND DISCLAIMS ANY AND ALL OTHER REPRESENTATIONS OR WARRANTIES, STATUTORY, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NON -INFRINGEMENT.

8. Term and Termination.

8.1 Term of Agreement.

(a) The term of this Agreement begins on the Closing Date and, unless earlier terminated as provided herein, will continue until the termination or expiration of each of the Service-specific terms set forth in the Service Schedules.

(b) The provision of the Services hereunder may be extended to the extent mutually agreed in writing between the Parties.

8.2 Termination. A Party may terminate this Agreement or any one or more of the Service Schedules immediately, upon written notice, a copy of which shall also be provided to the appropriate Executives, as follows: (i) if the other Party materially breaches any material term of this Agreement and fails to cure such breach within 45 days after receipt by the breaching party of written notice from the non-breaching Party describing in reasonable detail such breach; (ii) upon the institution by or against the other Party of insolvency, receivership or bankruptcy proceedings or any other proceedings for the settlement of the other Party’s debts, which case is not dismissed within 60 days of filing; (iii) except as specifically provided for herein, upon the other Party’s making an assignment for the benefit of creditors; (iv) or upon the other Party’s dissolution or ceasing to conduct business in the normal course, or the other Party’s failure to pay its debts as they mature in the ordinary course of business.

8.3 Effect of Termination. Upon termination or expiration of this Agreement for any reason, (a) the Service Provider will cooperate with the Service Recipient in completing all work in progress and such other matters which may require the Service Provider’s assistance; (b) within five business days of any termination or expiration of this Agreement or any Service Schedule, the Service Provider will deliver to the Service Recipient all deliverables, whether completed or in progress, as well as all materials which were furnished to the Service Provider by the Service Recipient or which were prepared or procured by the Service Provider as a part of the Services, and will disclose to the Service Recipient all of the Service Provider’s work product related to the provision of the Services; (d) the Service Provider will cooperate with the Service Recipient in transitioning all work in progress to the Service Recipient, or the Service Recipient’s designee, and will otherwise cooperate with the Service Recipient as reasonably requested to prevent disruption to the Service Recipient’s business and operations; and (e) each Party shall return to the other Party or certify in writing to the other Party that it has destroyed all documents and other tangible items that it or its employees, contractors and agents have received or created pertaining, referring or relating to the Confidential Information of the other Party furnished under this Agreement, and erase or destroy all electronic or magnetic records in computer memory, tape or other media containing any Confidential Information, provided however a party may retain on a confidential basis copies of documents required to comply with legal obligations. Termination of this Agreement shall not limit either Party from pursuing any other remedies available to it at law or in equity. Neither the Service Recipient, on the one hand, nor the Service Provider, on the other hand, will be liable to the other because of any proper termination of this Agreement for compensation, reimbursement, or damages for the loss of prospective profits, anticipated sales or goodwill. The provisions of this Agreement that by their nature continue and survive will survive any termination or expiration. In the event of any termination with respect to one or more, but less than all, of the Service Schedules, this Agreement will continue in full force and effect with respect to any Service Schedules not so terminated.

8.4 Further Assurances. During the term of this Agreement and following the expiration of the term a Service Schedule or following any termination of this Agreement, the Service Provider shall cooperate in good faith with the Service Recipient and shall transfer the records necessary and take all other necessary actions reasonably requested by the Service Recipient to reasonably enable the Service Recipient to make alternative arrangements for the provision of Services.

9. Definitions. Certain terms, when used in this Agreement with initial capital letters, have the meanings given to such terms below. Capitalized terms used but not expressly defined in this Agreement have the meanings given such terms in the Purchase Agreement.

“Closing Date” means the date of this Agreement.

“Costs” means the sum of Direct Costs and Indirect Costs, plus the mark up agreed to by the Parties.

“Direct Costs” means all of the Service Provider’s actual costs of labor (including, but not limited to, wages, bonuses, equity compensation, fringe benefits and employer taxes and contributions), and equipment and materials that are specifically attributable to the Services provided by the Service Provider under this Agreement (including allowances for the depreciation of equipment and other capital assets used in the performance of the Services, as reported in the Service Provider’s local records of account), but does not include extraordinary expenses or financing expenses (which means interest income or expense, but may include, if any, all exchange gains or losses and other financial costs).

“Indirect Costs” means that portion of the Service Provider’s general and administrative expenses that are specifically allocated to the Services under this Agreement under any reasonable method agreed to by the Parties.

“Services” means the following services and support to be provided to A.S.V. as set forth in Schedules 1 through 4 hereof.

“Service Provider” means the entity providing the relevant Services.

“Service Recipient” means the entity receiving the relevant Services.

“Service Schedule” means each of the Schedules attached to this Agreement, as Schedule 1, Schedule 2, etc. that set forth the Services to be provided by the Service Provider to the Service Recipient and any future schedules setting forth services as agreed upon between the Parties.

10. General.

10.1 Notices. All notices or other communications hereunder shall be given in accordance with Section 10.7 of the Purchase Agreement.

10.2 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York (regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof) as to all matters, including, but not limited to, matters of validity, construction, effect, performance and remedies.

10.3 Assignment. Neither this Agreement nor the rights, duties and obligations of either Party under this Agreement may be assigned, delegated or otherwise transferred by a Party, in whole or in part, by operation of law or otherwise, without the prior written consent of the other Party and any purported assignment in violation of the foregoing is void; except that either Party may assign or otherwise transfer its rights and/or obligations under this Agreement without the other Party’s consent in the event of a merger, change of control or sale of all or substantially all of the assets of such Party to which this Agreement relates. In addition, either Party may assign or otherwise transfer its rights, duties and/or obligations to a Subsidiary, provided that any such assignment shall not relieve the assignor from any liability or obligations hereunder. Notwithstanding the foregoing, A.S.V. may assign any or all of its rights and obligations hereunder to any provider (or agent therefore) of debt financing to it or any of its Affiliates.

10.4 Jurisdiction. Each of the parties irrevocably submits to the exclusive jurisdiction of the United States District Court for the Southern District of New York located in the borough of Manhattan in the City of New York, or if such court does not have jurisdiction, the Supreme Court of the State of New York, New York County, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties further agrees that service of any process, summons, notice or document to such party’s respective address listed above in one of the manners set forth in Section 10.7 of the Purchase Agreement shall be deemed in every respect effective service of process in any such suit, action or proceeding. Nothing herein shall affect the right of any Person to serve process in any other manner permitted by Law. Each of the parties hereto irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (a) the United States District Court for the Southern District of New York or (b) the Supreme Court of the State of New York, New York County, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum. The parties hereto hereby irrevocably and unconditionally waive trial by jury in any legal action or proceeding relating to this Agreement or any other agreement entered into in connection therewith and for any counterclaim with respect thereto.

10.5 Entire Agreement; Amendment; Waivers. This Agreement, together with all Exhibits hereto, constitute the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. The only representations and warranties made by the parties hereto with respect to the subject matter hereof are the representations and warranties contained in or made pursuant to this Agreement. This Agreement, and the terms and provisions hereof, may not be modified, waived or amended except by an instrument or instruments in writing signed by the Party against whom enforcement of any such modification or amendment is sought (or, in the case of a waiver, by the intended beneficiary of the waived term or provision). No failure or delay by any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

10.6 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other conditions and provision of this Agreement shall nevertheless remain in full force and effect. Upon a determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible.

10.7 Construction. The headings of the Sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. When a reference is made to a Section, Schedule or Exhibit such reference shall be to a Section, Schedule or Exhibit of or to this Agreement unless otherwise indicated. The definitions in this Agreement shall apply equally to both the singular and plural forms of the terms defined. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any Party hereto by virtue of the authorship of any provisions of this Agreement.

10.8 Parties Obligated and Benefited. This Agreement is binding upon the Parties hereto and their respective permitted assigns and successors in interest and will inure solely to the benefit of such Parties and their respective permitted assigns and successors in interest, and no other Person.

10.9 Relationship. Nothing in this Agreement will be deemed or construed as creating a joint venture or partnership between the Parties or is intended or shall be construed to create any third party beneficiaries. Neither Party is by virtue of this Agreement authorized as an agent, employee, or legal representative of the other Party, and the relationship of the Parties is, and at all times will continue to be, that of independent contractors.

10.10 Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, with the same effect as if the signatures were upon the same instrument.

10.11 Execution. This Agreement may be executed by facsimile signatures and such signature will be deemed binding for all purposes of this Agreement, without delivery of an original signature being thereafter required.

10.12 Attorneys Fees. The prevailing party is entitled to recover from the losing party the prevailing party’s attorneys’ fees and costs incurred in any arbitration, lawsuit or other action with respect to any claim arising out or relating to this Agreement.

10.13 Disputes. In the case of any disputes under this Agreement, the Parties hereto shall first attempt in good faith to resolve such dispute informally; provided, however, that this Section 10.13 shall not be construed to alter or delay either Parties right to avail itself of the remedies and dispute resolution mechanisms available to the Parties under this Agreement.

The Parties have executed this Agreement as of the date first above written.

A.S.V., INC.		TEREX CORPORATION

By:	/s/ ERIC I COHEN	By:	/s/ ERIC I COHEN

Name:	ERIC I COHEN	Name:	ERIC I COHEN

Title:	Vice President	Title:	Senior Vice President

Signature Page to Services Agreement

AGREED TERMS

SCHEDULE 1

HUMAN RESOURCES MANAGEMENT

Service	Service Provider	Term	Specification	Cost
Payroll staff and administration transition services	Terex	Terex will transmit payment instructions for the period ending December 19, 2014 on December 22, 2014. Payment to employees will occur on December 26, 2014.		Not applicable.

Benefit Plan Transition Services	Terex	Employees will remain on health, dental and vision benefits only through December 31, 2014.		Terex’s cost for the period commencing as of Closing, as apportioned to A.S.V. according to Terex policy currently in place.

Australian A.S.V. Employee Payroll and Benefits	Terex or Affiliate	The earlier of 120 days or such time as the employees transition to A.S.V.’s payroll and benefits.		Terex’s actual cost during the transition period.

NOTES TO ANNEX 1 TO SCHEDULE 1

SERVICES

The following additional services shall be included in the service specifications set out above:

(a)	Provision of employee cellular phones as provided in Schedule 4. Limited period access to I-expense as provided in Schedule 4.

[*]

[* Indicates portions of this exhibit that have been omitted and filed separately with the Securities and Exchange Commission pursuant to a request for confidential treatment.]